Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered on October 13, 2023, and shall be effective as of October 13, 2023 (the “Effective Date”), by and between TEXAS PACIFIC LAND CORPORATION located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 (the “Company”) and CHRIS STEDDUM, residing at ___________________ (“Employee”).

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement dated February 8, 2022 (the “Prior Agreement”) and effective as of January 1, 2022 (the “Prior Effective Date”); and

WHEREAS, pursuant to Section 9(d) of the Prior Agreement, the Company and Employee desire to amend and restate the Prior Agreement in its entirety upon the terms and conditions set forth below, which terms and conditions shall supersede any conflicting provisions in the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.            Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company in the Dallas, Texas, office for the period set forth in Section 3 hereof, all upon the terms and conditions herein provided. As of the Effective Date, this Agreement shall supersede the Prior Agreement.

2.            Position and Responsibilities. Employee will serve as Chief Financial Officer of the Company (the “CFO”). Employee shall be responsible for such duties as are commensurate with that office and shall be a direct report to the Chief Executive Officer of the Company (“CEO”) of the Company. Employee shall not become a director of any for-profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the board of directors of the Company (the “Board”).

3.            Term. Except as otherwise provided in this Agreement, Employee’s term of employment under this Agreement shall commence on the Effective Date and continue until December 31, 2026 (the “Term”). Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year (“Renewal Term”), unless either party provides written notice to the other at least 120 days prior to the end of the Term (or any Renewal Term thereafter) of its intention not to renew this Agreement or unless this Agreement is otherwise terminated as set forth in this Agreement. The period during which Employee is employed by the Company under this Agreement is hereinafter referred to as the “Employment Term.”

4.            Compensation, Reimbursement of Expenses, Benefits.

(a)            Salary. For all services rendered by Employee in any capacity during the Employment Term, including, without limitation, service as an executive or officer of the Company, or any subsidiary, affiliate, or division thereof, the Company shall pay Employee as compensation an annual salary (the “Base Salary”) at the rate of $500,000 per year, which Base Salary shall be paid in periodic payments in accordance with the Company’s usual payroll practices. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the “Compensation Committee”), or in the absence thereof, the Board, based upon Employee’s performance, not less often than annually.

(b)            Incentive Compensation. For each calendar year of the Term, Employee shall be eligible for the following incentive compensation, including the annual bonus (“Annual Bonus”) and long-term incentive benefits (“LTI”) pursuant to the Texas Pacific Land Corporation Incentive Plan (the “Incentive Plan”):

(i)  Annual Bonus. During the Employment Term, Employee shall be eligible for a target annual bonus of at least 90% of Employee’s Base Salary payable in cash, as determined in accordance with reasonable and customary performance metrics to be developed annually by the Compensation Committee in consultation with the Employee, with such metrics and the amount of the Annual Bonus earned, subject to the ultimate decision of the Board or Compensation Committee. The Annual Bonus shall be paid no later than March 15th of the year following the year in which the Annual Bonus is earned (e.g., March 15, 2025, for the Annual Bonus earned in 2024), provided, however, that except as set forth in Sections 5, 6, and 7 of this Agreement, Employee shall be eligible for the Annual Bonus for a year only to the extent Employee continues to be employed by the Company through the end of that year. The Company’s exercise of its decision not to renew this Agreement voluntarily pursuant to the terms of Section 3 shall not affect Employee’s right to receive any calendar year bonus that has already accrued and remains to be paid.

(ii)  Long Term Incentive Benefits. Employee shall be eligible to participate in the Incentive Plan and receive annual LTI awards thereunder. The grant value of Employee’s LTI each year of the Term, which target LTI shall be solely as determined by the Company, when added to Employee’s target Annual Bonus for the year, shall be at least 225% of Employee’s Base Salary for the relevant year. The terms of any such target LTI and specifically those for which Employee shall be eligible, as well as the amount of LTI earned, shall be determined at such time, and upon such terms, as the Board or the Compensation Committee may from time to time determine. Employee shall be eligible to receive LTI grants for a year only to the extent Employee continues to be employed by the Company until and as of the day such LTI is granted. The awards described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee once the terms of Employee’s LTI awards for the year are determined.

(c)            Reimbursement of Expenses. The Company shall pay, or reimburse Employee for all reasonable travel, entertainment, and other expenses incurred by Employee in the performance of Employee’s duties under this Agreement, consistent with Company policy for senior executives.

(d)            Employee Benefits. During the Employment Term, Employee will be entitled to participate in all benefits plans provided to its executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company.

(e)            Vacation. Employee shall be entitled to four (4) weeks of paid vacation each year of the Employment Term, pro-rated for partial calendar years of employment, subject to the Company’s usual vacation policy for full-time employees that may be in effect from time to time.

(f)            Tax Withholdings. The salary, bonus, and any benefits payable to Employee under this Agreement shall be subject to all applicable deductions and withholdings required by federal, state, and local law.

(g)            Indemnification. The Company shall (i) indemnify Employee, as a director or officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that Employee may incur in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, or whether alleging negligence or strict liability, because Employee is or was a director or officer of the Company (or, during a period when the Company was a trust (the “Trust”), the Trust) or a trustee or fiduciary of such employee benefit plan, other than any such liabilities or expenses directly resulting from Employee’s gross negligence, misconduct, or fraudulent or criminal acts; (ii) pay for or reimburse promptly the reasonable expenses incurred by Employee in the defense of any proceeding to which Employee is a party because Employee is or was a director or officer of the Company (or the Trust) or a trustee or fiduciary of such employee benefit plan and for which Employee is entitled to indemnification under clause (i), subject to such written documentation, itemization, and substantiation as the Board may reasonably request, provided such does not destroy attorney-client privilege or work to impair Employee’s defense; and (iii) pay for or reimburse promptly the reasonable expenses, including attorneys’ fees, incurred by Employee in defending any right under or obtaining the Company’s compliance with any provision of this Agreement or any benefit plan of the Company in which the Employee participates. The rights of Employee under this Section 4(g) shall survive the termination of Employee’s employment with the Company for a period of six years. Additionally, to the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering individuals who are current or former officers or directors of the Company (or the Trust), Employee shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) as are provided to other senior executives of the Company, while Employee is employed with the Company and for a period of at least six years thereafter.

5.            Termination.

(a)            Resignation. Employee may terminate the Employment Term and Employee’s employment with the Company for no reason (i.e., without Good Reason) by providing the Company with at least four weeks’ notice in writing (the “Resignation Notice Period”). Employee shall continue to work for the Company during the Resignation Notice Period unless the Company waives this obligation, in which case the Company will pay Employee any accrued and unpaid wages and vacation pay, less permitted statutory deductions and withholdings, to the end of the Resignation Notice Period. Except as otherwise provided in the preceding sentence, Employee shall receive only the following from the Company in connection with Employee’s resignation without Good Reason during the Employment Term: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employee’s sole expense, and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by Employee on behalf of the Company during the Employment Term (collectively, such (i) through (iv), plus payment through the Resignation Notice Period if the Company waives the employment condition per the above, being the “Accrued Rights”), less permitted statutory deductions and withholdings. The Accrued Rights described in clauses (i) and (ii) shall be paid within fifteen (15) days after the date of termination (or such earlier date as may be required by applicable law).

(b)            Termination for Cause. Except as specifically set forth in this Agreement, the Company may terminate the Employment Term and Employee’s employment with the Company at any time for Cause. Upon termination of employment for Cause during the Employment Term, Employee shall receive only the Accrued Rights, less permitted statutory deductions and withholdings. “Cause” for these purposes shall mean any of the following:

(1)            Employee’s willful refusal to perform customary duties or to comply with valid and legal directives of the CEO or Board, which directives are consistent with normal business practice and not inconsistent with this Agreement;

(2)            Employee’s conviction of, or plea of nolo contendere to, any crime that constitutes a misdemeanor involving moral turpitude or a felony;

(3)            Employee’s engagement in any embezzlement, financial misappropriation, or fraud related to Employee’s employment with the Company; and

(4)            Employee’s willful engagement in any dishonesty or gross misconduct, which is, in either case, materially injurious to the Company.

Notwithstanding anything in this Section 5(b), no event or condition described in this Section 5(b) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides Employee written notice of its intention to terminate Employee’s employment for Cause and the specific factual grounds and rationale for such termination; (y) Employee is given an opportunity to appear before the Board and present any facts or testimony related to the factual grounds and rationale for such termination; and (z) the Board, by a majority vote of its directors, terminates Employee’s employment with the Company within twenty (20) days of the written notice in (x), above, being provided to Employee. For purposes of this Section 5(b), any attempt by Employee to correct a stated Cause condition shall not be deemed an admission by Employee that the Board’s assertion of Cause is valid.

(c)            Termination without Cause or by Employee for Good Reason. The Company may terminate Employee’s employment at any time without Cause upon thirty (30) days advance notice, and Employee may terminate Employee’s employment for Good Reason in accordance with the procedural requirements set forth below. If, during the Employment Term, Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, the Company shall provide Employee with:

(i)             the Accrued Rights, less permitted statutory deductions and withholdings;

(ii)            any earned (as determined uniformly with respect to other recipients of similar annual bonuses) Annual Bonus for the prior calendar year that had not yet been paid as of Employee’s employment termination;

(iii)            a pro rata portion of the target Annual Bonus for the year in which termination occurs, with such amount to be determined and payable similarly with respect to the relevant year’s Annual Bonus being determined and paid to all other eligible employees of the Company (but no later than March 15 of the year following the year of termination);

(iv)            LTI benefits payable to the extent provided for in the underlying LTI plan document and award agreements; and

(v)            Severance Pay pursuant to, and subject to the requirements of, Section 6 or 7 below, as applicable.

For purposes of this Agreement, “Good Reason” shall mean any of the events listed in the following subparagraphs (1) through (6):

(1)            a 10% or more diminution in Employee’s Base Salary as in effect on the last day of the immediately preceding calendar year or a 30% or greater reduction in the amount of Employee’s target Annual Bonus as compared to the Annual Bonus amount for the preceding year, or any failure by the Company to continue to provide benefits under the Company’s benefit plans that are substantially equivalent to those in effect for the preceding year; provided, however, that in addition to the preceding, during the twenty-four (24) month period following a Change in Control (as defined below), Good Reason shall also mean any reduction in Employee’s Base Salary, the amount of Employee’s target Annual Bonus, or the amount of Employee’s LTI awards, as compared to the Base Salary, target Annual Bonus, or LTI awards in effect immediately prior to the Change in Control;

(2)            a material diminution in Employee’s title or the nature or scope of Employee’s authority, or the assignment or diminution of any duties or responsibilities inconsistent with the Employee’s status or position;

(3)            the Company requiring Employee to be based at any office or location that is more than twenty-five (25) miles from Employee’s principal place of employment as of the Effective Date (which the parties hereto stipulate and agree shall be Dallas, Texas);

(4)            any material breach by the Company or any member of the Board of a term or provision of this Agreement, which shall include, but not be limited to, breach of the non-disparagement obligations set forth in Section 8(f) or failure to comply with the notice requirements of Section 5(b) or 5(e), or a failure by any acquiring entity or successor to the Company in a Change in Control to assume this Agreement in its entirety as of consummation of such Change in Control;

(5)            a failure by the Company to maintain a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering Employee; or

(6)            the Company’s decision not to extend the Term or any Renewal Term of this Agreement, but only if such decision occurs during the twenty-four (24) month period following a Change in Control.

In order for one of the events set forth in (1), (2), (3), (4), (5), or (6) to constitute a Good Reason, (x) Employee must notify the Board in writing of such fact and the reasons therefore no later than ninety (90) days after Employee knows or should have known that the relevant event has occurred, (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days after Employee’s notice (or, in the event that such grounds cannot be corrected with thirty (30) days, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) Employee terminates Employee’s employment with the Company within thirty (30) days following expiration of such thirty-day (30) period. Failure to satisfy the requirements of this paragraph will result in there not being a termination for Good Reason for purposes of this Agreement.

(d)            Termination Due to Death or Disability. The Employment Term and Employee’s employment will automatically terminate upon Employee’s death or Disability. In the event of such termination during the Employment Term, the Company shall pay Employee (or, in the event of Employee’s death, Employee’s estate or designated nominee) the amounts due and at the times pursuant to subparagraphs (i), (ii), (iii), and (iv) of Section 5(c), and shall have no further obligations to Employee or any other person thereafter. For purposes of this Agreement, “Disability” shall mean Employee’s inability, as a result of Employee’s incapacity due to physical or mental illness, to perform the essential functions of Employee’s position hereunder for a period of one-hundred-eighty (180) consecutive days, or for a total of one-hundred-eighty (180) days (whether or not consecutive) in any three-hundred-sixty-five (365) consecutive-day period, as determined by the Board in its reasonable discretion.

(e)            Notice of Termination. Any termination of employment by the Company or Employee during the Employment Term shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 9(b) of this Agreement. In the event of a termination by the Company for Cause or by Employee for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) with respect to a termination for Cause, specify the date of termination. The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(f)             Other Obligations. Upon any termination of Employee’s employment with the Company, Employee shall automatically be deemed to have resigned from any and all positions as an officer, director, or fiduciary of the Company and any subsidiary or affiliate of the Company as of the same date. Employee agrees to take any action reasonably requested by the Company to document such resignation or resignations.

6.            Severance and Other Benefits.

(a)            Subject to Section 5(c) and Section 5(d), and except as otherwise provided in this Section 6, the Company shall have no obligations to Employee for any period subsequent to the effective date of any termination of the Employment Term and Employee’s employment, except for the Accrued Rights.

(b)            Notwithstanding the provisions of paragraph (a) of this Section 6, and except as provided in Section 7, in the event of (i) a termination of Employee by the Company other than for Cause or (ii) a voluntary termination by Employee for Good Reason, in each case, during the Employment Term, the Company will pay Employee as follows:

(i)             the Accrued Rights, less permitted statutory deductions and withholdings;

(ii)            the amounts set forth in Section 5(c)(ii) through (iv);

(iii)           an amount equal to two times (2x) the greater of (A) the average of the Employee’s total Base Salary and Annual Bonus (such Salary and Bonus to be annualized for any partial year) for the three years preceding the year of termination, or (B) Employee’s Base Salary and target Annual Bonus for the year in which the termination takes effect; provided, however, if the Annual Bonus for the year prior to termination has not yet been determined as of the effective date of termination, then such Annual Bonus shall be calculated to include the three most recent calendar years for which an Annual Bonus has been determined under this Agreement or the Prior Agreement (“Severance Pay”); and

(iv)           a monthly cash payment for up to eighteen (18) months equal to the coverage cost for continued group health, dental, and vision coverage as elected by Employee for himself and any eligible dependents, pursuant to and subject to the applicable provisions of COBRA (the “COBRA Benefits”); in the event that Employee dies during the period of COBRA Benefits, and any of Employee’s eligible dependents are enrolled in COBRA continuation coverage at the time of the employee’s death, the Company shall continue to pay all premiums and other costs for COBRA continuation coverage for the remainder of the eighteen (18) month period.

(c)            Subject to Section 9(i), the Severance Pay payable to Employee under this Agreement upon Employee’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be paid to Employee within 60 days following Employee’s “separation from service.” In addition, Employee shall only be entitled to Severance Pay, the amounts set forth in Sections 5(c)(ii) through (iv), and COBRA Benefits hereunder if Employee signs (and does not rescind, as may be permitted by law) a general release of claims in favor of the Company in the form attached hereto as Exhibit A, as may be updated to reflect changes in law (the “Waiver and Release”); provided, however, if the periods to consider or revoke the release straddle two (2) taxable years of Employee, then the Company shall pay the foregoing amounts in the second of such taxable years, regardless of the taxable year in which Employee actually delivers the executed Waiver and Release.

7.            Termination Related to a Change in Control. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, in either case within twenty-four (24) months after a Change in Control (as defined below) that occurs during the Employment Term, then:

(a)            Subject to Sections 6(c) and 7(c) and Employee’s execution and non-revocation of the Waiver and Release, Employee shall receive the following amounts and benefits, which shall be in lieu of the amounts set forth in Section 6 hereof:

(i)             the Accrued Rights, less permitted statutory deductions and withholdings;

(ii)            the amounts set forth in Section 5(c)(ii) through (iv);

(iii)           Severance Pay, payable within 60 days following Employee’s “separation from service,” in an amount equal to 2.99 times the greater of (A) the average of Employee’s total Base Salary and Annual Bonus (such Salary and Bonus to be annualized for any partial year) for the three years preceding the year of the Change in Control, or (B) Employee’s Base Salary and target Annual Bonus for the year in which the Change in Control occurs, subject to reduction in accordance with Section 7(c); provided, however, in the case of clause (A), if the Annual Bonus for the year prior to the Change in Control has not yet been determined as of the effective date of termination, then such Annual Bonus shall be calculated in accordance with clause (A) but shall include the most recent calendar year for which an Annual Bonus has been determined under this Agreement or the Prior Agreement;

(iv)           the COBRA Benefits;

(v)            a payment equal to the value of Employee’s obligations under Sections 8(d) and (e) of this Agreement, such payment to offset an equal amount of the Severance Pay;

(vi)           outplacement services paid for by the Company for twelve (12) months following termination of employment, not to exceed $30,000; and

(vii)          financial planning services paid for by the Company for twelve (12) months following termination of employment, not to exceed $30,000.

(b)            For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)             any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing (A) thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities, or (B) fifty percent (50%) or more of the total value of the Company’s then outstanding voting securities;

(ii)            the sale or disposition by the Company of more than 40% of the Company’s assets;

(iii)           the Incumbent Directors (as defined below) cease to constitute a majority of the Board; or

(iv)           a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this Agreement, “Incumbent Directors” means (x) the directors of the Board on the Effective Date, while remaining on the Board, and (y) each other director if, in each case, such other director’s appointment, or nomination for election, to the Board is recommended by a vote of at least a majority of the then Incumbent Directors; provided, however, in no event will any director who was placed on the Board pursuant to the stockholders’ agreement executed on June 11, 2020 (as amended) to avoid a proxy contest be considered an Incumbent Director.

(c)            Section 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then Employee shall receive either (y) the 280G Payments as reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax or (z) the 280G Payments subject to the Excise Tax, whichever of the foregoing (y) or (z) that provides Employee with the greater after-tax benefit. Any reduction made pursuant to this Section 7(c) will be made in a manner determined by the Company that is consistent with the requirements of Section 409A. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(d)            All calculations and determinations under this Section 7 will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 7, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code including, but not limited to, the value of Employee’s obligations under Sections 8(d) and (e) of this Agreement and reasonable compensation for services performed by Employee to the Company (or any successor thereto) in the future. In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the Company and, with the Company’s written consent, the Tax Counsel may, but shall not be required to, retain the services of an independent valuation expert, except that in any event, the Tax Counsel and the Company shall obtain and rely on an independent valuation expert to determine the value of Employee’s obligations under Sections 8(d) and (e) of this Agreement. The Company and Employee shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 7, and the costs of such determination shall be borne equally by the Company and Employee.

8.            Confidential Information; Non-Competition; Non-Solicitation; Enforceability.

(a)            Employee shall not at any time, whether before or after the termination of the Employment Term and Employee’s employment with the Company, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company) any non-public knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, intellectual property, contracts, financials, or research or development work of the Company (or the Trust), or with respect to any other confidential or secret aspect of the business of the Company (or the Trust), all of which, together with the property described in the following paragraph, is referred to herein as “Confidential Information.” For purposes of clarification, Confidential Information does not include any knowledge or information that is or was publicly disclosed by the Company (or the Trust).

(b)            Upon termination of the relationship, or at any time earlier at the request of the Company, Employee shall immediately deliver to the Company, and will not keep in Employee’s possession, recreate or deliver to anyone else, all property and materials belonging to the Company or clients of the Company, including without limitation, documents, software, records, data, photographs, notes and correspondence and copies or reproductions, computers, telephones, badges, business cards, handbooks, policy manuals, software and hardware manuals and directories. If Employee makes an unauthorized disclosure of any Confidential Information, Employee will notify the Company as soon as the Employee himself becomes aware or should have become aware of its occurrence and use reasonable efforts to retrieve the lost or improperly disclosed Confidential Information.

(c)            During Employee’s employment, Employee shall devote substantially all of Employee’s business time to the performance of the services and duties as may be delegated by the Company. Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner, or otherwise) the operation of any business in competition (direct or indirect) with the Company within the Restricted Territory (as defined below). This Section 8(c) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange.

(d)            For a period of one (1) year from and after the cessation of Employee’s employment with the Company (which period shall be reduced to six (6) months solely in the case of a resignation by Employee without Good Reason), Employee shall not, directly or indirectly, participate in any Restricted Activity (as defined below) within the Restricted Territory (as defined below).

•	For purposes of this Agreement, “Restricted Territory” means the following Counties in the State of Texas: Reeves, Loving, Culberson, Midland, Upton, Glasscock and Ector.

•	For purposes of this Agreement, “Restricted Activity” means, either directly or indirectly, owning, managing, engaging in, operating, controlling, working for, consulting with, rendering services to, doing business with, sharing Confidential Information with, utilizing Confidential Information for the benefit of, solicitation of the Company’s customers or other protected business relationships for purposes of seeking to induce such customers to alter or end their relationship with the Company, maintaining any interest in (proprietary, financial or otherwise) or participating in the ownership, management, operations or control of, any business, in whatever form (including, without limitation, proprietorship, partnership or corporate), which competes with any significant business of the Company in existence as of the date of this Agreement or from time to time (a “Competing Business”); provided, however, that, the Employee on a post-termination of employment basis may engage in investment banking, merchant banking and asset management businesses, even if such businesses have a Competing Business within the Restricted Territory, but only if the Employee is not personally engaging in a Competing Business within the Restricted Territory. For the avoidance of doubt, it is understood by Employee and the Company that a Competing Business is a person or entity that is engaged in the business of the Company as such business exists at the time of Employee’s employment termination.

•	As used herein, “competes with” means engaging in land management, water business, or another line of business that the Company developed or was engaged in during the Employment Term, for any person or entity other than for the Company, which is the same as or similar to or is in competition with, or has a use allied to, or may be substituted for or supplied by, any product, program, process, system or service of the Company, whether in existence or under development during Employee’s employment with the Company, or about which Employee acquired Confidential Information during Employee’s employment with the Company.

(e)            During the Employment Term (and except on behalf of the Company), and for a period of twelve (12) months from and after the cessation of Employee’s employment with the Company, for whatever reason, Employee agrees that Employee will not directly or indirectly call upon any of the clients, suppliers or business partners to whom the Company provided services, or with whom the Company dealt, in the twenty-four (24) months prior to the cessation of Employee’s employment, and with whom Employee had contact or about whom Employee obtained Confidential Information during Employee’s employment with the Company for the purpose of inducing said customer, supplier or business partner to alter or end its relationship with the Company or to do business with a Competing Business or person or entity that is preparing to establish a Competing Business; provided, however, that the foregoing shall only apply with respect to the Restricted Activities within the Restricted Territory. For the same time period, Employee also agrees that Employee will not directly or indirectly solicit or attempt to solicit any employee, agent, vendor or independent contractor of the Company to alter or terminate his/her/its employment or other relationship with the Company or breach any agreement with or obligation owed to the Company.

(f)             Employee and Company mutually agree that neither Employee nor Company nor any member of the Board will make any public statement that would adversely affect the business or reputation of the other in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits pursuant to this Agreement. Employee and Company mutually agree that neither Employee nor Company nor any member of the Board will disparage, criticize, or speak negatively about the other or their decisions, actions, products, services, or operations, about the Company’s past, present, or future directors, officers, or employees or any of their actions or decisions, or about Company’s customers.

(g)            Employee recognizes that the foregoing covenants are a prime consideration for the Company to enter into this Agreement and that the Company’s remedies at law for damages in the event of any breach shall be inadequate. In the event that Employee commits any breach of the covenants and agreements set forth above, Employee acknowledges that the Company would suffer substantial and irreparable harm, and that such harm to the Company may be impossible to measure in monetary damages. Accordingly, Employee hereby agrees that in such event, the Company may be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and prevent a breach or contemplated breach, all without prejudice to any and all other remedies that the Company may have at law or in equity and that the Company may elect or invoke.

(h)            In the event that Employee violates any provision of this Section 8, in addition to any injunctive relief and damages, to which Employee acknowledges Company would be entitled, all severance payments to Employee, if any, shall cease, and those already made will be forfeited.

(i)             The provisions of this Section 8 shall survive the termination of this Agreement.

(j)             Employee understands that nothing contained in this Agreement limits Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Employee’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9.            General Provisions.

(a)            Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire understanding between the parties hereto and supersede any prior understandings regarding the employment of Employee including, without limitation, the Prior Agreement.

(b)            Notices. Any notice required to be given by the Company hereunder to Employee shall be in proper form if signed by a director of the Board giving notice. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

•	to the Company if delivered to each of the directors of the Board in person, by email, or, if mailed, by certified, registered or overnight mail, postage prepaid to:

Micheal W. Dobbs, Esq.

Senior Vice President and General Counsel

Texas Pacific Land Corporation

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: General Counsel

•	to Employee if delivered to Employee in person, by email, or, if mailed, by certified, registered, or overnight mail, postage prepaid, to:

Employee

at Employee’s address then currently on file with the Company

(c)            Successors and Assigns. This Agreement shall inure to the benefit of each of the Company and its successors, assigns and legal representatives, and shall be binding upon Employee and Employee’s heirs and legal representatives. This Agreement may be assigned by the Company to any successor entity to the Company by operation of law or otherwise; provided, however, that this Agreement must be assumed in its entirety by any acquiring entity or successor entity to the Company as of consummation of a Change in Control transaction of the Company or otherwise such failure shall be considered a material breach of this Agreement for purposes of Section 5(c). This Agreement and Employee’s obligations hereunder shall not be subject to assignment or delegation by Employee in any form without the prior consent of the Company.

(d)            Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto and approved in writing by the Compensation Committee of the Board.

(e)            Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)            Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

(g)            Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(h)            Governing Law, Arbitration and Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The parties consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to (i) Employee’s employment with the Company or (ii) this Agreement, or the breach therefore, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules before one arbitrator in Dallas, Texas, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Agreement, including the applicability of this Section 9(h), provided, however, that either party seeking injunctive relief in connection with a breach or anticipated breach of this Agreement will be authorized to do so in a state or federal court of competent jurisdiction within Dallas County in the State of Texas.

If there is any arbitration, action, or proceeding pursuant to Section 9(h) of this Agreement or otherwise, alleging a breach of this Agreement, then the prevailing party in any such arbitration, action, or proceeding, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such arbitration, action, or proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in the arbitrator’s sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and expenses, if any, to which a party is entitled. Provided, however, that notwithstanding the foregoing, if there is any arbitration, action, or proceeding pursuant Section 9(h) of this Agreement or otherwise that is initiated by Employee alleging a breach of this Agreement by Company, or to defend or enforce any right under, or obtain the Company’s compliance with, any provision of this Agreement or any benefit plan of the Company in which the Employee participates, then notwithstanding the identity of the prevailing party, Employee shall be entitled to recover from the Company, in addition to any other relief awarded, Employee’s reasonable and necessary attorneys’ fees, costs, and expenses incurred in such arbitration, action, or proceeding. The arbitrator, in the arbitrator’s sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and expenses, to which Employee is entitled.

(i)            Section 409A. This Agreement is intended to either be exempt from, or in compliance with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code or an exemption therefrom. Further:

(i)             any reimbursement of any costs and expenses by the Company to Employee under this Agreement shall be made by the Company in no event later than the close of Employee’s taxable year following the taxable year in which the cost or expense is incurred by Employee. The expenses incurred by Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Employee in any other calendar year that are eligible for reimbursement hereunder and Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(ii)            any payment following a separation from service that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and which would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(iii)           each payment that Employee may receive under this Agreement (and any right to a series of installment payments) shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(iv)           a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of, and subject to, Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(j)            Survival. This Agreement shall terminate upon the termination of employment of Employee; provided, however, that provisions of this Agreement shall survive to the extent expressly provided for in a specific provision and also as necessary to give effect to the intent of the parties, including, but not limited to, the provisions for post-termination payments in Sections 5, 6, and 7 of this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the Company has caused this Agreement to be executed by a duly authorized officer of the Company, and Employee has signed this Agreement, all as of the Effective Date first written above.

EMPLOYEE:

By:	/s/ Chris Steddum
Chris Steddum

TEXAS PACIFIC LAND CORPORATION:

By:	/s/ Tyler Glover
Name: Tyler Glover
Title: Chief Executive Officer

EXHIBIT A

EXHIBIT A

TEXAS PACIFIC LAND CORPORATION
WAIVER AND RELEASE

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is made and entered into by and between Texas Pacific Land Corporation (the “Company”) and [•] (“Employee”), each referred to collectively as the “Parties,” and individually as “Party.”

WHEREAS, the Company and Employee entered into that certain Amended and Restated Employment Agreement dated [•], 2023 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive the severance benefits set forth in Sections 5, 6, and 7 of the Employment Agreement (the “Severance Benefits”), Employee must sign, return, and not revoke this Waiver and Release;

WHEREAS, the Company has executed and delivered this Waiver and Release to Employee for Employee’s review and consideration as of [•] the (“Delivery Date”);

WHEREAS, Employee acknowledges that, by virtue of Employee’s age, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.) (“ADEA”) may provide Employee with certain rights this Waiver and Release will extinguish. Employee is advised to consult with an attorney about these rights before signing this Waiver and Release; and

WHEREAS, Employee and the Company each desire to settle all matters related to Employee’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Waiver and Release, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.            Termination of Employment. The Parties agree that Employee’s employment relationship with the Company, including all other offices and positions Employee has with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which Employee holds on behalf of the Company or its subsidiaries or affiliates, shall be automatically terminated effective at [•] on the [•] (the “Termination Date”).

2.            Release of Company. In consideration for the right to receive the Severance Benefits in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Waiver and Release, Employee (on behalf of Employee, Employee’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, shareholders, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, and attorneys, affiliated companies, and all persons acting by, through, under, or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, Employee now has or may have against any of the Released Parties, arising at any time on or before the execution of this Waiver and Release, in connection with Employee’s employment by the Company or the termination thereof.

EXHIBIT A

This release specifically includes, but is not limited to, any claims of discrimination, harassment, or retaliation of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, the foregoing release shall not release the Company from the performance of its obligations under this Waiver and Release.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 1981; Texas Commission on Human Rights Act; Texas Labor Code §§ 21.001 et seq.; Texas Labor Code §§ 451.001 et seq.; the Age Discrimination in Employment Act of 1967; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

Employee hereby waives and releases Employee’s ability or right to participate in any class or collective action against any of the Released Parties in any forum, either as a class representative, party plaintiff, or absent class member, asserting any claims referenced herein. This Waiver and Release includes, but is not limited to, claims arising under the Fair Labor Standards Act (“FLSA”) and any state wage payment law that a court may find to have not otherwise been waived under this Waiver and Release. In such a case, to the extent the claim was not otherwise waived or released, Employee may assert a claim against any of the Released Parties on Employee’s own behalf, but Employee may not do so within or otherwise participate in a class or collective action against the Company or any of the Released Parties.

3.            Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 2 of this Waiver and Release, by executing this Waiver and Release and accepting the Severance Benefits, Employee specifically agrees to release all claims, rights, or benefits Employee may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended, or any equivalent or comparable provision of state or local law, including, but not limited to, the Texas Commission on Human Rights Act.

4.            Acknowledgements and Obligations of Employee.

(a)            Employee represents and acknowledges that in executing this Waiver and Release, Employee does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Waiver and Release or otherwise, and that Employee has engaged or had the opportunity to engage an attorney of Employee’s choosing in the negotiation and execution of this Waiver and Release. Employee acknowledges Employee has the right to consult with counsel of Employee’s choosing with regard to the review of this Waiver and Release.

EXHIBIT A

(b)            EMPLOYEE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, EMPLOYEE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EMPLOYEE FURTHER ACKNOWLEDGES EMPLOYEE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE EMPLOYEE EXECUTES THIS WAIVER AND RELEASE; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ALREADY ENTITLED; (iii) HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND (iv) AGREES THAT EMPLOYEE HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

(c)            Except with respect to Severance Benefits owed to Employee, Employee acknowledges that Employee has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and the Company does not owe Employee any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

(d)            Notwithstanding anything contained in this Waiver and Release to the contrary, this Waiver and Release does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal or state administrative agencies, although Employee waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company or its affiliates; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; (v) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (vi) any right to receive an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program; (vii) Employee’s ability to challenge the validity of this Waiver and Release under the ADEA and the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.); (viii) the Company’s obligations to provide payments or benefits under the Employment Agreement; or (ix) to any rights as an equityholder of the Company.

EXHIBIT A

(e)            Employee acknowledges and agrees the Employment Agreement, including, but not limited to, Sections 8(a), 8(d), 8(e), and 8(f) thereof, sets forth certain obligations of Employee which remain in effect following the Termination Date, and except as expressly set forth herein, nothing in this Waiver and Release shall modify such ongoing obligations, the continued performance of which by Employee are a condition of the Company’s obligations hereunder. Company acknowledges and agrees that its obligations, including, but not limited to, those under Section 8(f) of the Employment Agreement and Sections 4(g) and 9(h) of the Employment Agreement, to pay for or reimburse promptly the reasonable expenses, including attorneys’ fees, incurred by Employee in defending any right under or obtaining the Company’s compliance with any provision of the Employment Agreement or any benefit plan of the Company in which the Employee participates, shall remain in effect following the Termination Date, and nothing in this Waiver and Release shall modify such ongoing obligations.

(f)             Employee represents and warrants Employee has returned to the Company, by no later than the date Employee executes this Waiver and Release, all Company property and confidential information, including, without limitation, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, keys, pass keys, computers, electronic media (including flash drives), office equipment and sales records and data, together with any and all other information or property, no matter how produced, reproduced or maintained, kept by Employee in Employee’s possession and pertaining to the business of the Company.

(g)            Employee represents and warrants that, with respect to the Company’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Termination Date have been timely and properly reported by Employee to the Company in accordance with the Company’s policies and procedures.

(h)            Employee acknowledges that neither the Company nor anyone on its behalf has made any representations, warranties, or promises of any kind regarding the tax consequences of the payment of proceeds referenced herein. Except for amounts withheld by the Company, Employee understands and agrees that Employee will be responsible for paying any taxes, interest, penalties, or other amounts due on the payments. Employee further agrees to indemnify the Company for, and hold it harmless from, any additional taxes, interest, penalties, or other amounts for which the Company may later be held liable as a result of any failure by Employee to comply with Employee’s obligations under this Section 4(h), including costs and attorneys’ fees reasonably incurred by the Company in recovering such amounts from Employee.

(i)             Employee represents that Employee has not filed any complaints, claims, or actions against the Company with any state, federal, or local agency or court, or that if Employee has, Employee agrees to withdraw and dismiss with prejudice (or cause to be withdrawn and dismissed with prejudice) any complaint, claim, action, or charge filed with any state, federal, or local agency or court. Employee further agrees that no other person or entity may bring any claim on Employee’s behalf falling within the terms of this Waiver and Release and that, should any such claim be brought on Employee’s behalf, Employee will cooperate with the Company and any other released party that may be affected and its or their attorneys, in seeking a prompt dismissal of that claim. Employee acknowledges and affirmatively states Employee knows of no facts which may lead to or support any complaints, claims, actions, or charges against the Company in or through any state, federal, or local agency or court.

EXHIBIT A

(j)             Employee agrees the Released Parties are not obligated, now or in the future, to offer employment to Employee or to accept services or the performance of work from Employee directly or indirectly. Employee agrees not to seek or accept any employment, independent contractor, or other relationship with any of the Released Parties. Employee agrees, in the event such employment occurs in the future, this provision shall serve as good and just cause for termination of that employment. Employee knowingly and voluntarily waives all rights, if any, Employee may have under federal or state law to re-hire by, or reinstatement of employment with any of the Released Parties.

(k)            Employee agrees to reasonably cooperate with the Company and use Employee’s best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which Employee was involved. Employee also covenants to cooperate in defending or prosecuting any claim or other action which arises, whether civil, criminal, administrative or investigative, in which Employee participation is required in the best judgment of the Company by reason of Employee’s former employment with the Company. Upon the Company’s request, Employee will use Employee’s best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions. The Company agrees to reimburse the Employee for all reasonable expenses and pay a reasonable mutually agreed upon fee for the time and efforts spent.

5.            Confidential Information; Non-Competition; Non-Solicitation.

(a)            Employee acknowledges and agrees that, notwithstanding anything to the contrary in this Waiver and Release, Employee shall continue to be subject to and comply with Employee’s obligations under Section 8 of the Employment Agreement regarding Confidential Information, non-competition, and non-solicitation, which obligations shall be fully enforceable as provided in the Employment Agreement.

(b)            Employee agrees not to divulge or release this Waiver and Release or its contents, except to Employee’s attorneys, financial advisors, or immediate family, provided they agree to keep this Waiver and Release and its contents confidential, or in response to a valid subpoena or court order. In the event Employee receives a subpoena or court order requiring the release of this Waiver and Release, its contents, or any Confidential Information, Employee will notify [•] Attn: [•] sufficiently in advance of the date for the disclosure of such information to enable the Company to contest the subpoena or court order, reasonably promptly after the receipt of the subpoena or court order, and Employee agrees to cooperate with the Company in any related proceeding involving the release of this Waiver and Release or its contents or any Confidential Information.

(c)            Employee and Company mutually agree that neither Employee nor Company nor any member of the Board will make any public statement that would adversely affect the business or reputation of the other in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits pursuant to this Agreement. Employee and Company mutually agree that neither Employee nor Company nor any member of the Board will disparage, criticize, or speak negatively about the other or their decisions, actions, products, services, or operations, about the Company’s past, present, or future directors, officers, or employees or any of their actions or decisions, or about the Company’s customers.

EXHIBIT A

(d)            Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Released Parties or Employee’s employment with the Company or Released Parties when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency, consistent with Employee’s continuing obligations under the Employment Agreement. Unless prohibited by applicable law, Employee will notify [•] Attn: [•] sufficiently in advance of the date for the disclosure of such information to enable the Company to contest any such order, communication, question, inquiry or request with the applicable authority, reasonably promptly after the receipt of such order, communication, question, inquiry or request. Employee shall not disclose to anyone confidential communications and documents that are protected by the Company’s or Released Parties’ attorney-client privilege or work product protection or any Confidential Information in breach of the Employment Agreement.

6.            Defend Trade Secrets Act. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.            Time Period for Enforceability/Revocation of Waiver and Release. The Company’s obligations under this Waiver and Release are contingent upon Employee executing and delivering this Waiver and Release to the Company, and not revoking Employee’s agreement to it. Employee may take up to [twenty-one (21)] [forty-five (45)] days from the Delivery Date (the “Consideration Period”) to consider this Waiver and Release before executing it. Employee may execute and deliver this Waiver and Release at any time during the Consideration Period. Any changes made to this Waiver and Release after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Waiver and Release by Employee after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby. Employee shall have seven (7) days after execution of this Waiver and Release to revoke (“Revocation Period”) Employee’s consent to this Waiver and Release by executing and delivering a written notice of revocation to the Company in accordance with the Notice provision of the Employment Agreement. No such revocation by Employee shall be effective unless it is in writing and signed by Employee and delivered to the Company before the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Company, the obligations of the Parties under this Waiver and Release shall be void and unenforceable, with the exception of Employee’s obligation to keep this Waiver and Release confidential under Section 5 of this Waiver and Release.

8.            Effective Date. This Waiver and Release shall become effective on the eighth (8th) day following the Employee’s execution of it, provided that Employee does not timely revoke this Waiver and Release in accordance with the provisions of Section 7 of this Waiver and Release.

9.            Governing Law, Arbitration & Venue. This Waiver and Release shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The parties consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to this Waiver and Release, or the breach therefore, shall be settled in accordance with Section 9(h) of the Employment Agreement.

10.           Injunctive Relief. Notwithstanding any other term of this Waiver and Release, it is expressly agreed that a breach of this Waiver and Release will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Waiver and Release.

11.           Entire Agreement. The Employment Agreement and this Waiver and Release comprise the entire agreement between the Parties pertaining to the matters encompassed therein and herein, and supersede any other agreement, written or oral, that may exist between them relating to the matters encompassed therein and herein, except that this Waiver and Release does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between Employee and the Company, including, but not limited to, covenants contained in the Employment Agreement.

12.          Severability. If any provision of this Waiver and Release is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Waiver and Release, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Waiver and Release.

13.          Execution. This Waiver and Release may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile or pdf copies of signatures to this Waiver and Release are as valid as original signatures.

14.          Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants that Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of execution of this Waiver and Release or payment hereunder, to the extent applicable, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Waiver and Release. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

[SIGNATURES ON NEXT PAGE]

EXHIBIT A

IN WITNESS WHEREOF, and intending to be legally bound, the Company has caused this Agreement to be executed by a duly authorized officer of the Company, and Employee has signed this Agreement, all as of the day and year first written above.

EMPLOYEE:

By:
Chris Steddum

TEXAS PACIFIC LAND CORPORATION:

By:
[•]
[•]